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                                                                EXHIBIT 3.1

                                BRANDYWINE REALTY TRUST

                                ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

    FIRST: The Declaration of Trust of Brandywine Realty Trust, a Maryland real estate investment trust (the "Trust"), is hereby amended by deleting existing Section 6.1 of the Declaration of Trust in its entirety and substituting in lieu thereof the following new section to read as follows:

    SECTION 6.1. Authorized Shares. The total number of shares of beneficial interest which the Trust is authorized to issue is 105,000,000, of which 5,000,000 shares shall be preferred shares, par value $.01 per share ("Preferred Shares"), and 100,000,000 shares shall be common shares, $.01 par value per share ("Common Shares").

    The Board of Trustees, without any action by the Shareholders of the Trust, may amend the Declaration of Trust from time to time to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of beneficial interest of any class that the Company is authorized to issue."

     SECOND: Pursuant to Section 8-203(a)(7) of the Corporations and Associations Article of the Annotated Code of Maryland, the amendment to the Declaration of Trust of the Trust as hereinabove set forth has been duly approved by the Board of Trustees of the Trust.

    THIRD: The total number of shares of beneficial interest which the Trust had authority to issue immediately prior to this amendment was 30,000,000 shares of beneficial interest, consisting of 25,000,000 common shares of beneficial interest, $.01 par value per share, and 5,000,000 preferred shares of beneficial interest, $.01 par value per share. The aggregate par value of all shares of beneficial interest having par value was $300,000.

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    The total number of shares of beneficial interest which the Trust has authority to issue pursuant to the amendment described herein is 105,000,000 shares of beneficial interest, consisting of 100,000,000 common shares of beneficial interest, $.01 par value per share, and 5,000,000 preferred shares of beneficial interest, $.01 par value per share. The aggregate par value of all shares of beneficial interest having par value is $1,050,000.

    FOURTH: The undersigned President acknowledges these Articles of Amendment to be the trust act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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    IN WITNESS WHEREOF, the Trust has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary on this 4th day of September, 1997.

ATTEST:                           BRANDYWINE REALTY TRUST

/s/ Mark S. Kripke                By: /s/ Gerard H. Sweeney   (SEAL)
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Mark S. Kripke                         Gerard H. Sweeney
Secretary and                          President and
Chief Financial Officer                Chief Executive Officer